Exhibit 99.1

US Airways Group, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2012, 2011 and 2010

(In millions, except share and per share amounts)

	2012	2011	2010
Operating revenues:
Mainline passenger	$8,979	$8,501	$7,645
Express passenger	3,326	3,061	2,821
Cargo	155	170	149
Other	1,371	1,323	1,293

Total operating revenues	13,831	13,055	11,908
Operating expenses:
Aircraft fuel and related taxes	3,489	3,400	2,403
Salaries and related costs	2,488	2,272	2,244
Express expenses	3,162	3,127	2,729
Aircraft rent	643	646	670
Aircraft maintenance	672	679	661
Other rent and landing fees	556	555	549
Selling expenses	466	454	421
Special items, net	34	24	5
Depreciation and amortization	245	237	248
Other	1,220	1,235	1,197

Total operating expenses	12,975	12,629	11,127

Operating income	856	426	781
Nonoperating income (expense):
Interest income	2	4	13
Interest expense, net	(343)	(327)	(329)
Other, net	122	(13)	37

Total nonoperating expense, net	(219)	(336)	(279)

Income before income taxes	637	90	502
Income tax provision	—	19	—

Net income	$637	$71	$502

Earnings per common share:
Basic earnings per share	$3.92	$0.44	$3.11
Diluted earnings per share	$3.28	$0.44	$2.61
Shares used for computation (in thousands):
Basic	162,331	162,028	161,412
Diluted	203,978	163,743	201,131

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Net income	$637	$71	$502
Other comprehensive loss:
Recognition of net realized gains on sale of available-for-sale securities	—	—	(52)
Reversal of tax provision in other comprehensive income	—	21	—
Reversal of net unrealized gains on available-for-sale securities	—	(3)	—
Net unrealized loss on available-for-sale securities	—	—	(1)
Pension and other postretirement benefits	(9)	(30)	(23)

Total other comprehensive loss	(9)	(12)	(76)

Total comprehensive income	$628	$59	$426

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.

Consolidated Balance Sheets

December 31, 2012 and 2011

(In millions, except share and per share amounts)

	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$2,276	$1,947
Investments in marketable securities	100	—
Accounts receivable, net	298	327
Materials and supplies, net	300	235
Prepaid expenses and other	608	540

Total current assets	3,582	3,049
Property and equipment
Flight equipment	5,188	4,591
Ground property and equipment	1,005	907
Less accumulated depreciation and amortization	(1,733)	(1,501)

	4,460	3,997
Equipment purchase deposits	244	153

Total property and equipment	4,704	4,150
Other assets
Other intangibles, net of accumulated amortization of $158 million and $134 million, respectively	539	543
Restricted cash	336	365
Other assets	235	228

Total other assets	1,110	1,136

Total assets	$9,396	$8,335

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of debt and capital leases	$417	$436
Accounts payable	366	386
Air traffic liability	1,054	910
Accrued compensation and vacation	258	176
Accrued taxes	181	163
Other accrued expenses	1,027	1,089

Total current liabilities	3,303	3,160
Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,376	4,130
Deferred gains and credits, net	290	307
Postretirement benefits other than pensions	172	160
Employee benefit liabilities and other	465	428

Total noncurrent liabilities and deferred credits	5,303	5,025
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock, $0.01 par value; 400,000,000 shares authorized, 162,502,692 shares issued and outstanding at December 31, 2012; 162,116,902 shares issued and outstanding at December 31, 2011	2	2
Additional paid-in capital	2,134	2,122
Accumulated other comprehensive income (loss)	(7)	2
Accumulated deficit	(1,339)	(1,976)

Total stockholders’ equity	790	150

Total liabilities and stockholders’ equity	$9,396	$8,335

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012, 2011 and 2010

(In millions)

	2012	2011	2010
Cash flows from operating activities:
Net income	$637	$71	$502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275	262	273
Loss on dispositions of property and equipment	8	10	8
Gain on slot transaction	(142)	—	—
Loss (gain) on sale of investments	—	2	(53)
Asset impairment	—	—	6
Non-cash tax provision	—	21	—
Amortization of deferred credits and rent	(56)	(63)	(63)
Amortization of debt discount and issuance costs	63	63	61
Amortization of actuarial gains	—	(3)	(4)
Stock-based compensation	12	7	13
Debt extinguishment costs	1	3	5
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	29	(16)	(34)
Increase in materials and supplies, net	(65)	(4)	(10)
Increase in prepaid expenses and other	(68)	(32)	(57)
Decrease (increase) in other assets, net	(5)	(2)	18
Increase (decrease) in accounts payable	(24)	—	55
Increase in air traffic liability	144	49	83
Increase (decrease) in accrued compensation and vacation	82	(69)	67
Increase in accrued taxes	18	14	8
Increase (decrease) in other liabilities	108	159	(74)

Net cash provided by operating activities	1,017	472	804

Cash flows from investing activities:
Purchases of property and equipment	(775)	(593)	(201)
Purchases of marketable securities	(100)	(30)	(180)
Sales of marketable securities	—	82	325
Net cash proceeds from slot transaction	—	63	—
Decrease (increase) in long-term restricted cash	29	(1)	116
Proceeds from sale-leaseback transactions and dispositions of property and equipment	2	7	3

Net cash provided by (used in) investing activities	(844)	(472)	63

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(495)	(675)	(764)
Proceeds from issuance of debt	634	764	467
Deferred financing costs	(23)	(14)	(10)
Airport construction obligation	40	13	—

Net cash provided by (used in) financing activities	156	88	(307)

Net increase in cash and cash equivalents	329	88	560
Cash and cash equivalents at beginning of year	1,947	1,859	1,299

Cash and cash equivalents at end of year	$2,276	$1,947	$1,859

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2012, 2011 and 2010

(In millions, except share amounts)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Treasury Stock	Total
Balance at December 31, 2009	$2	$2,107	$90	$(2,541)	$(13)	$(355)
Net income	—	—	—	502	—	502
Issuance of 771,923 shares of common stock pursuant to employee stock plans	—	—	—	—	—	—
Retirement of 417,624 shares of treasury stock	—	(5)	—	(8)	13	—
Stock-based compensation expense	—	13	—	—	—	13
Recognition of net realized gains on sale of available-for-sale securities	—	—	(52)	—	—	(52)
Net unrealized loss on available-for-sale securities	—	—	(1)	—	—	(1)
Pension and other postretirement benefits	—	—	(23)	—	—	(23)

Balance at December 31, 2010	2	2,115	14	(2,047)	—	84
Net income	—	—	—	71	—	71
Issuance of 242,146 shares of common stock pursuant to employee stock plans	—	—	—	—	—	—
Stock-based compensation expense	—	7	—	—	—	7
Reversal of tax provision in other comprehensive income	—	—	21	—	—	21
Reversal of net unrealized gains on sale of available-for-sale securities	—	—	(3)	—	—	(3)
Pension and other postretirement benefits	—	—	(30)	—	—	(30)

Balance at December 31, 2011	2	2,122	2	(1,976)	—	150
Net income	—	—	—	637	—	637
Issuance of 385,790 shares of common stock pursuant to employee stock plans	—	—	—	—	—	—
Stock-based compensation expense	—	12	—	—	—	12
Pension and other postretirement benefits	—	—	(9)	—	—	(9)

Balance at December 31, 2012	$2	$2,134	$(7)	$(1,339)	$—	$790

See accompanying notes to consolidated financial statements.

US Airways Group, Inc.

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

(a) Nature of Operations and Operating Environment

US Airways Group, Inc. (“US Airways Group” or the “Company”), a Delaware corporation, is a holding company whose primary business activity is the operation of a major network air carrier through its wholly owned subsidiaries US Airways, Inc. (“US Airways”), Piedmont Airlines, Inc. (“Piedmont”), PSA Airlines, Inc. (“PSA”), Material Services Company, Inc. (“MSC”) and Airways Assurance Limited (“AAL”).

The Company operates the fifth largest airline in the United States as measured by domestic revenue passenger miles (“RPMs”) and available seat miles (“ASMs”). US Airways has hubs in Charlotte, Philadelphia and Phoenix and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport (“Washington National”). US Airways offers scheduled passenger service on more than 3,000 flights daily to 198 communities in the United States, Canada, Mexico, Europe, the Middle East, the Caribbean, and Central and South America. US Airways also has an established East Coast route network, including the US Airways Shuttle service. US Airways had approximately 54 million passengers boarding its mainline flights in 2012. During 2012, US Airways’ mainline operation provided regularly scheduled service or seasonal service at 130 airports, while the US Airways Express network served 157 airports in the United States, Canada, Mexico and the Caribbean, including 78 airports also served by the mainline operation. US Airways Express air carriers had approximately 28 million passengers boarding their planes in 2012. As of December 31, 2012, US Airways operated 340 mainline jets and is supported by the Company’s regional airline subsidiaries and affiliates operating as US Airways Express under capacity purchase agreements, which operated 238 regional jets and 44 turboprops. The Company’s prorate carriers operated four regional jets at December 31, 2012.

As of December 31, 2012, US Airways employed approximately 31,200 active full-time equivalent employees. The Company’s express subsidiaries, Piedmont and PSA, employed approximately 5,300 active full-time equivalent employees. Approximately 83% of employees are covered by collective bargaining agreements with various labor unions. US Airways’ pilots and flight attendants are currently working under the terms of their respective US Airways or America West Airlines, Inc. (“AWA”) collective bargaining agreements, as modified by transition agreements reached in connection with the merger in 2005. In January 2013, US Airways reached a tentative agreement with the Association of Flight Attendants (“AFA”) for a single labor agreement applicable to both premerger US Airways and AWA flight attendants. This tentative agreement is subject to ratification by the AFA membership.

(b) Basis of Presentation

The accompanying consolidated financial statements include the accounts of US Airways Group and its wholly owned subsidiaries. The Company has the ability to move funds freely between its operating subsidiaries to support operations. These transfers are recognized as intercompany transactions. All significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The most significant areas of judgment relate to passenger revenue recognition, impairment of long-lived and intangible assets, the frequent traveler program and the deferred tax asset valuation allowance. The Company’s accumulated other comprehensive income (loss) balances at December 31, 2012 and 2011 related to pension and other postretirement benefits.

(c) Cash and Cash Equivalents

Cash equivalents consist of cash in money market securities and treasury bills. All highly liquid investments purchased within three months of maturity are classified as cash equivalents. Cash equivalents are stated at cost, which approximates fair value due to the highly liquid nature and short-term maturities of the underlying securities.

(d) Investments in Marketable Securities

All other highly liquid investments with original maturities greater than three months but less than one year are classified as current investments in marketable securities. The Company’s current investments in marketable securities consist of treasury bills that are classified as held to maturity and are carried at amortized cost, which approximates fair value.

(e) Restricted Cash

Restricted cash primarily includes cash collateral to secure workers’ compensation claims and credit card processing holdback requirements for advance ticket sales for which US Airways has not yet provided air transportation.

(f) Materials and Supplies, Net

Materials and supplies, net includes aircraft fuel, which is recorded on a first-in, first-out basis, and aircraft spare parts and supplies, which are recorded at net realizable value based on average costs. These items are expensed when used. An allowance for obsolescence is provided for aircraft spare parts and supplies.

(g) Property and Equipment

Property and equipment are recorded at cost. Interest expense related to the acquisition of certain property and equipment, including aircraft purchase deposits, is capitalized as an additional cost of the asset. Interest capitalized for the years ended December 31, 2012, 2011 and 2010 was $12 million, $8 million and $4 million, respectively. Property and equipment is depreciated and amortized to residual values over the estimated useful lives or the lease term, whichever is less, using the straight-line method. Costs of major improvements that enhance the usefulness of the asset are capitalized and depreciated over the estimated useful life of the asset or the modifications, whichever is less.

The estimated useful lives of owned aircraft, jet engines, other flight equipment and rotable parts range from five to 30 years. Leasehold improvements relating to flight equipment and other property subject to operating leases are amortized over the life of the lease or the life of the asset or improvement, whichever is shorter, on a straight-line basis. The estimated useful lives for other owned property and equipment range from three to 12 years and range from 18 to 30 years for training equipment and buildings.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is established, if necessary, for the amount of any tax benefits that, based on available evidence, are not expected to be realized.

(i) Other Intangibles, Net

Other intangible assets consist primarily of trademarks, international route authorities, airport take-off and landing slots and airport gates. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The following table provides information relating to the Company’s intangible assets subject to amortization as of December 31, 2012 and 2011 (in millions):

	2012	2011
Airport take-off and landing slots	$581	$561
Airport gate leasehold rights	47	47
Accumulated amortization	(158)	(134)

Total	$470	$474

In 2011, the Company completed a slot transaction with Delta Air Lines, Inc. (“Delta”). Refer to Note 14 for additional information on the accounting for this transaction.

The intangible assets subject to amortization generally are amortized over 25 years for airport take-off and landing slots and over the term of the lease for airport gate leasehold rights on a straight-line basis and are included in depreciation and amortization on the consolidated statements of operations. For the years ended December 31, 2012, 2011 and 2010, the Company recorded amortization expense of $24 million, $23 million and $26 million, respectively, related to its intangible assets. The Company expects to record annual amortization expense of $24 million in year 2013, $24 million in year 2014, $24 million in year 2015, $24 million in year 2016, $24 million in year 2017 and $350 million thereafter related to these intangible assets.

Indefinite lived assets are not amortized but instead are reviewed for impairment annually and more frequently if events or circumstances indicate that the asset may be impaired. As of December 31, 2012 and 2011, the Company had $39 million of international route authorities and $30 million of trademarks on its balance sheets.

The Company performed the annual impairment test on its international route authorities and trademarks during the fourth quarter of 2012. The fair values of international route authorities were assessed using the market approach. The market approach took into consideration relevant supply and demand factors at the related airport locations as well as available market sale and lease data. For trademarks, the Company utilized a form of the income approach known as the relief-from-royalty method. As a result of the Company’s annual impairment test on international route authorities and trademarks, no impairment was indicated.

(j) Frequent Traveler Program

The Dividend Miles frequent traveler program awards mileage credits to passengers who fly on US Airways and Star Alliance carriers and certain other partner airlines that participate in the program. Mileage credits can be redeemed for travel on US Airways or other participating partner airlines, in which case the Company pays a fee. The Company uses the incremental cost method to account for the portion of the frequent traveler program liability related to mileage credits earned by Dividend Miles members through purchased flights. The Company has an obligation to provide future travel when these mileage credits are redeemed and therefore has recognized an expense and recorded a liability for mileage credits outstanding.

The liability for outstanding mileage credits earned by Dividend Miles members through purchased flights includes all mileage credits that are expected to be redeemed, including mileage credits earned by members whose mileage account balances have not yet reached the minimum mileage credit level required to redeem an award. Additionally, outstanding mileage credits are subject to expiration if unused. In calculating the liability, the Company estimates how many mileage credits will never be redeemed for travel and excludes those mileage credits from the estimate of the liability. Estimates are also made for the number of miles that will be used per award redemption and the number of travel awards that will be redeemed on partner airlines. These estimates are based on historical program experience as well as consideration of enacted program changes, as applicable. Changes in the liability resulting from members earning additional mileage credits or changes in estimates are recorded in the statement of operations.

The liability for outstanding mileage credits is valued based on the estimated incremental cost of carrying one additional passenger. Incremental cost includes unit costs incurred for fuel, credit card fees, insurance, denied boarding compensation, food and beverages as well as fees incurred when travel awards are redeemed on partner airlines. In addition, the Company also includes in the determination of incremental cost the amount of certain fees related to redemptions expected to be collected from Dividend Miles members. These redemption fees reduce incremental cost. No profit or overhead margin is included in the accrual of incremental cost.

As of December 31, 2012 and 2011, the incremental cost liability for outstanding mileage credits expected to be redeemed for future travel awards accrued on the consolidated balance sheets within other accrued expenses was $177 million, representing 133.6 billion mileage credits, and $164 million, representing 133.5 billion mileage credits, respectively.

The Company also sells frequent flyer program mileage credits to participating airline partners and non-airline business partners. Sales of mileage credits to business partners is comprised of two components, transportation and marketing. While the Company did adopt Accounting Standards Update (“ASU”) No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” on January 1, 2011, as of December 31, 2012, the Company has not materially modified any of its significant agreements to sell frequent flyer program mileage credits and continues to use the residual method of accounting to determine the values of each component. The transportation component represents the fair value of future travel awards and is determined based on the equivalent value of purchased tickets that have similar restrictions as frequent traveler awards. The determination of the transportation component requires estimates and assumptions that require management judgment. Significant estimates and assumptions include:

•	the number of awards expected to be redeemed on US Airways;

•	the number of awards expected to be redeemed on partner airlines;

•	the class of service for which the award is expected to be redeemed; and

•	the geographic region of travel for which the award is expected to be redeemed.

These estimates and assumptions are based on historical program experience. The transportation component is deferred and amortized into passenger revenue on a straight-line basis over the period in which the mileage credits are expected to be redeemed for travel, which is currently estimated to be 36 months.

Under the residual method, the total mileage sale proceeds less the transportation component is the marketing component. The marketing component represents services provided by the Company to its business partners and relates primarily to the use of the Company’s logo and trademarks along with access to the Company’s list of Dividend Miles members. The marketing services are provided periodically, but no less than monthly. Accordingly, the marketing component is considered earned and recognized in other revenues in the period of the mileage sale.

As of December 31, 2012 and 2011, the Company had $258 million and $196 million, respectively, in deferred revenue from the sale of mileage credits included in other accrued expenses on the consolidated balance sheets. For the years ended December 31, 2012, 2011 and 2010, the marketing component of mileage sales recognized at the time of sale in other revenues was approximately $141 million, $133 million and $144 million, respectively.

(k) Derivative Instruments

The Company has not entered into any transactions to hedge its fuel consumption. As a result, the Company fully realizes the effects of any increase or decrease in fuel prices.

(l) Deferred Gains and Credits, Net

Included within deferred gains and credits, net are amounts deferred and amortized into future periods associated with the sale and leaseback of property and equipment, the adjustment of leases to fair value in connection with prior period fresh-start and purchase accounting and certain vendor incentives.

(m) Revenue Recognition

Passenger Revenue

Passenger revenue is recognized when transportation is provided. Ticket sales for transportation that has not yet been provided are initially deferred and recorded as air traffic liability on the consolidated balance sheets. The air traffic liability represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The majority of tickets sold are nonrefundable. A small percentage of tickets, some of which are partially used tickets, expire unused. Due to complex pricing structures, refund and exchange policies, and interline agreements with other airlines, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized. These estimates are generally based on the analysis of the Company’s historical data. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel was to be provided. Estimated future refunds and exchanges included in the air traffic liability are routinely evaluated based on subsequent activity to validate the accuracy of the Company’s estimates. Any adjustments resulting from periodic evaluations of the estimated air traffic liability are included in results of operations during the period in which the evaluations are completed.

Passenger traffic commissions and related fees are expensed when the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense.

The Company purchases capacity, or ASMs, generated by the Company’s wholly owned regional air carriers and the capacity of Air Wisconsin Airlines Corporation (“Air Wisconsin”), Republic Airline, Inc. (“Republic”), Mesa Airlines, Inc. (“Mesa”), Chautauqua Airlines, Inc. (“Chautauqua”) and SkyWest Airlines, Inc. (“SkyWest”) in certain markets. The Company’s wholly owned regional air carriers, Air Wisconsin, Republic, Mesa, Chautauqua and SkyWest operate regional aircraft in these markets as part of US Airways Express. The Company classifies revenues generated from transportation on these carriers as express passenger revenues. Liabilities related to tickets sold by the Company for travel on these air carriers are also included in the Company’s air traffic liability and are subsequently relieved in the same manner as described above.

The Company collects various taxes and fees on its ticket sales. These taxes and fees are remitted to governmental authorities and are accounted for on a net basis.

Cargo Revenue

Cargo revenue is recognized when shipping services for mail and other cargo are provided.

Other Revenue

Other revenue includes checked and excess baggage charges, beverage sales, ticket change and service fees, commissions earned on tickets sold for flights on other airlines and sales of tour packages by the US Airways Vacations division, which are recognized when the services are provided. Other revenues also include processing fees for travel awards issued through the Dividend Miles frequent traveler program and the marketing component earned from selling mileage credits to partners, as discussed in Note 1(j).

(n) Maintenance and Repair Costs

Maintenance and repair costs for owned and leased flight equipment are charged to operating expense as incurred.

(o) Selling Expenses

Selling expenses include commissions, credit card fees, computerized reservations systems fees, advertising and promotional expenses. Advertising and promotional expenses are expensed when incurred. Advertising and promotional expenses for the years ended December 31, 2012, 2011 and 2010 were $11 million, $11 million and $10 million, respectively.

(p) Stock-based Compensation

The Company accounts for its stock-based compensation expense based on the fair value of the stock award at the time of grant, which is recognized ratably over the vesting period of the stock award. The fair value of stock options and stock appreciation rights is estimated using a Black-Scholes option pricing model. The fair value of restricted stock units is based on the market price of the underlying shares of common stock on the date of grant. See Note 12 for further discussion of stock-based compensation.

(q) Foreign Currency Gains and Losses

Foreign currency gains and losses are recorded as part of other nonoperating expense, net in the Company’s consolidated statements of operations. Foreign currency losses for the years ended December 31, 2012, 2011 and 2010 were $10 million, $17 million and $17 million, respectively.

(r) Other Operating Expenses

Other operating expenses includes expenses associated with ground and cargo handling, crew travel, aircraft food and catering, US Airways’ frequent flier program, passenger reaccommodation, airport security, international navigation fees and certain general and administrative expenses.

(s) Express Expenses

Expenses associated with the Company’s wholly owned regional airlines and affiliate regional airlines operating as US Airways Express are classified as express expenses on the consolidated statements of operations. Express expenses consist of the following (in millions):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Aircraft fuel and related taxes	$1,098	$1,056	$769
Salaries and related costs	302	274	257
Capacity purchases (a)	1,079	1,029	1,065
Aircraft rent	51	51	51
Aircraft maintenance	112	188	89
Other rent and landing fees	131	139	129
Selling expenses	174	175	173
Special items, net	3	2	(1)
Depreciation and amortization	30	25	25
Other expenses	182	188	172

Express expenses	$3,162	$3,127	$2,729

(a)	For the years ended December 31, 2012, 2011 and 2010, the component of capacity purchase expenses related to aircraft deemed to be leased was approximately $300 million, $300 million and $320 million, respectively.

(t) Recent Accounting Pronouncements

In 2011, the Financial Accounting Standards Board (“FASB”) issued two Accounting Standards Updates (“ASUs”), which amend the guidance for the presentation of comprehensive income. The amended guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Upon adoption, other comprehensive income must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Although the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in comprehensive income. The Company adopted these ASUs in 2012 using two separate but consecutive statements.

2. Special Items, Net

Special items, net as shown on the consolidated statements of operations include the following charges (credits) (in millions):

	Year Ended December 31,
	2012	2011	2010
Corporate transaction and other (a)	$34	$24	$10
Aviation Security Infrastructure Fee (“ASIF”) refund (b)	—	—	(16)
Asset impairment charges (c)	—	—	6
Aircraft costs (d)	—	—	5

Total	$34	$24	$5

(a)	In 2012 and 2011, the Company recorded net special charges primarily related to corporate transaction and auction rate securities arbitration costs. In 2010, the Company recorded net special charges primarily related to corporate transaction costs and a settlement.
(b)	In 2010, the Company recorded a refund of ASIF previously paid to the TSA during the years 2005 to 2009.
(c)	In 2010, the Company recorded a non-cash charge related to the decline in value of certain spare parts.
(d)	In 2010, the Company recorded aircraft costs as a result of capacity reductions.

3. Earnings Per Common Share

Basic earnings per common share (“EPS”) is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed on the basis of the weighted average number of shares of common stock plus the effect of potentially dilutive shares of common stock outstanding during the period using the treasury stock method. Potentially dilutive shares include outstanding employee stock options, employee stock appreciation rights (“SARs”), employee restricted stock units (“RSUs”) and convertible debt. The following table presents the computation of basic and diluted EPS (in millions, except share and per share amounts):

	Year Ended December 31,
	2012	2011	2010
Basic EPS:
Net income	$637	$71	$502

Weighted average common shares outstanding (in thousands)	162,331	162,028	161,412

Basic EPS	$3.92	$0.44	$3.11

Diluted EPS:
Net income	637	71	502
Interest expense on 7.25% convertible senior notes	31	—	23
Interest expense on 7% senior convertible notes	—	—	—

Net income for purposes of computing diluted EPS	$668	$71	$525

Share computation for diluted EPS (in thousands):
Weighted average common shares outstanding	162,331	162,028	161,412
Dilutive effect of stock awards	3,702	1,715	1,973
Assumed conversion of 7.25% convertible senior notes	37,746	—	37,746
Assumed conversion of 7% senior convertible notes	199	—	—

Weighted average common shares outstanding as adjusted	203,978	163,743	201,131

Diluted EPS	$3.28	$0.44	$2.61

The following were excluded from the computation of diluted EPS because inclusion of shares would be antidilutive (in thousands):

Stock options, SARs and RSUs	1,454	1,633	1,803
7.25% convertible senior notes	—	37,746	—
7% senior convertible notes	—	199	2,329

4. Debt

The following table details the Company’s debt (in millions). Variable interest rates listed are the rates as of December 31, 2012.

	December 31, 2012	December 31, 2011
Secured
Citicorp North America loan, variable interest rate of 2.71%, installments due through 2014 (a)	$1,120	$1,136
Equipment loans and other notes payable, fixed and variable interest rates ranging from 1.61% to 10.32%, maturing from 2013 to 2029 (b)	1,708	1,729
Aircraft enhanced equipment trust certificates (“EETCs”), fixed interest rates ranging from 5.90% to 11%, maturing from 2014 to 2024 (c)	1,598	1,279
Other secured obligations, fixed interest rate of 8%, maturing from 2018 to 2021	27	30

	4,453	4,174
Unsecured
Barclays prepaid miles, variable interest rate of 4.96%, interest only payments (d)	200	200
Airbus advance, repayments through 2018 (e)	83	142
7.25% convertible senior notes, interest only payments until due in 2014 (f)	172	172
7% senior convertible notes, interest only payments until due in 2020	5	5
Industrial development bonds, fixed interest rate of 6.30%, interest only payments until due in 2023 (g)	29	29
Other unsecured obligations	—	10

	489	558

Total long-term debt and capital lease obligations	4,942	4,732
Less: Total unamortized discount on debt	(149)	(166)
Current maturities	(417)	(436)

Long-term debt and capital lease obligations, net of current maturities	$4,376	$4,130

(a)	On March 23, 2007, US Airways Group entered into a term loan credit facility (the “Citicorp credit facility”) with Citicorp North America, Inc., as administrative agent, and a syndicate of lenders pursuant to which US Airways Group borrowed an aggregate principal amount of $1.6 billion. US Airways and certain other subsidiaries of US Airways Group are guarantors of the Citicorp credit facility.

The Citicorp credit facility bears interest at an index rate plus an applicable index margin or, at the Company’s option, LIBOR plus an applicable LIBOR margin for interest periods of one, two, three or six months. The applicable index margin, subject to adjustment, is 1.00%, 1.25% or 1.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or greater than $1 billion, respectively. The applicable LIBOR margin, subject to adjustment, is 2.00%, 2.25% or 2.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or greater than $1 billion, respectively. In addition, interest on the Citicorp credit facility may be adjusted based on the credit rating for the Citicorp credit facility as follows: (i) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least one subgrade better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be the lower of 2.25% and the rate otherwise applicable based upon the adjusted Citicorp credit facility balance and (B) the applicable index margin will be the lower of 1.25% and the rate otherwise applicable based upon the Citicorp credit facility principal balance, and (ii) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least two subgrades better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be 2.00% and (B) the applicable index margin will be 1.00%. As of December 31, 2012, the interest rate on the Citicorp credit facility was 2.71% based on a 2.50% LIBOR margin.

The Citicorp credit facility matures on March 23, 2014, and is repayable in seven annual installments with each of the first six installments to be paid on each anniversary of the closing date in an amount equal to 1% of the initial aggregate principal amount of the loan and the final installment to be paid on the maturity date in the amount of the full remaining balance of the loan.

In addition, the Citicorp credit facility requires certain mandatory prepayments upon the occurrence of specified events, establishes certain financial covenants, including minimum cash requirements and maintenance of certain minimum ratios, contains customary affirmative covenants and negative covenants and contains customary events of default. The Citicorp credit facility requires the Company to maintain consolidated unrestricted cash and cash equivalents of not less than $850 million, with not less than $750 million (subject to partial reductions upon certain reductions in the outstanding principal amount of the loan) of that amount held in accounts subject to control agreements, which would become restricted for use by the Company if certain adverse events occur per the terms of the agreement. In addition, the Citicorp credit facility provides that the Company may issue debt in the future with a second lien on the assets pledged as collateral under the Citicorp credit facility.

(b)	The following are the significant equipment financing agreements entered into in 2012:

US Airways entered into a loan agreement pursuant to which US Airways borrowed an aggregate principal amount of $100 million. The net proceeds after fees were approximately $98 million. The loan is payable in full at maturity on March 23, 2014. The loan bears interest at an index rate plus an applicable index margin or, at US Airways’ option, LIBOR plus an applicable LIBOR margin. US Airways has agreed to maintain a level of unrestricted cash in the same amount required by the Citicorp credit facility and has also agreed to maintain certain collateral coverage ratios. The loan is collateralized by certain airport take-off and landing slots.

US Airways entered into an agreement to acquire five Embraer 190 aircraft from Republic. In 2012, US Airways took delivery of three aircraft and the remaining two aircraft are scheduled to be delivered in the first quarter of 2013. In connection with this agreement, US Airways assumes the outstanding debt on these aircraft upon delivery and Republic is released from its obligations associated with the principal due under the debt.

US Airways borrowed $85 million to finance new Airbus aircraft deliveries. These financings bear interest at a rate of LIBOR plus an applicable margin and contain default provisions and other covenants that are typical in the industry.

(c)	The equipment notes underlying these EETCs are the direct obligations of US Airways and cover the financing of 46 aircraft. See Note 8(c) for further discussion.

In May 2012, US Airways created three pass-through trusts which issued approximately $623 million aggregate face amount of Series 2012-1 Class A, Class B and Class C Enhanced Equipment Trust Certificates in connection with the refinancing of two Airbus aircraft owned by US Airways and the financing of 12 Airbus aircraft scheduled to be delivered from September 2012 to March 2013 (the “2012-1 EETCs”). The 2012-1 EETCs represent fractional undivided interests in the respective pass-through trusts and are not obligations of US Airways. Proceeds received from the sale of EETCs are initially held by a depository in escrow for the benefit of the certificate holders until US Airways issues equipment notes to the trust, which purchases the notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by US Airways and are not reported as debt on US Airways’ consolidated balance sheet because the proceeds held by the depositary are not US Airways’ assets.

As of December 31, 2012, $441 million of the escrowed proceeds from the 2012-1 EETCs have been used to purchase equipment notes issued by US Airways in three series: Series A equipment notes in an aggregate principal amount of $269 million bearing interest at 5.90% per annum, Series B equipment notes in an aggregate principal amount of $88 million bearing interest at 8% per annum and Series C equipment notes in an aggregate principal amount of $84 million bearing interest at 9.125% per annum. Interest on the equipment notes is payable semiannually in April and October of each year and began in October 2012. Principal payments on the equipment notes are scheduled to begin in April 2013. The final payments on the Series A equipment notes, Series B equipment notes and Series C equipment notes will be due in October 2024, October 2019 and October 2015, respectively. US Airways’ payment obligations under the equipment notes are fully and unconditionally guaranteed by US Airways Group. The net proceeds from the issuance of these equipment notes were used in part to repay the existing debt associated with the two Airbus aircraft and to finance eight Airbus aircraft delivered in 2012, with the balance used for general corporate purposes. The equipment notes are secured by liens on aircraft. The remaining $182 million of escrowed proceeds will be used to purchase equipment notes as the new aircraft are delivered in 2013.

In December 2012, US Airways created two pass-through trusts which issued approximately $546 million aggregate face amount of Series 2012-2 Class A and Class B Enhanced Equipment Trust Certificates in connection with the financing of 11 Airbus aircraft scheduled to be delivered from May 2013 to October 2013 (the “2012-2 EETCs”). The 2012-2 EETCs represent fractional undivided interests in the respective pass-through trusts and are not obligations of US Airways. Proceeds received from the sale of EETCs are initially held by a depository in escrow for the benefit of the certificate holders until US Airways issues equipment notes to the trust, which purchases the notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by US Airways and are not reported as debt on US Airways’ consolidated balance sheet because the proceeds held by the depositary are not US Airways’ assets. The escrowed proceeds will be used to purchase equipment notes as the new aircraft are delivered in 2013.

(d)	US Airways Group is a party to a co-branded credit card agreement with Barclays Bank Delaware. The co-branded credit card agreement provides for, among other things, the pre-purchase of frequent flyer miles in the aggregate amount of $200 million, which amount was paid by Barclays in October 2008. The Company pays interest to Barclays on the outstanding dollar amount of the pre-purchased miles at the rate of LIBOR plus a margin. This transaction was treated as a financing transaction for accounting purposes using an effective interest rate commensurate with the Company’s credit rating.

Barclays has agreed that for each month that specified conditions are met it will pre-purchase additional miles on a monthly basis in an amount equal to the difference between $200 million and the amount of unused miles then outstanding. Among the conditions to this monthly purchase of miles is a requirement that US Airways Group maintain an unrestricted cash balance, as defined in the agreement, of at least $1.35 billion for the months of March through November and $1.25 billion for the months of January, February and December. The Company may repurchase any or all of the pre-purchased miles at any time, from time to time, without penalty. The agreement expires in 2017. In February 2012, US Airways Group amended its co-branded credit card agreement with Barclays. This amendment provides that the $200 million previously scheduled to reduce commencing in January 2012 will now be reduced commencing in January 2014 over a period of up to approximately two years.

(e)	On October 20, 2008, US Airways and Airbus entered into amendments to the A320 Family Aircraft Purchase Agreement, the A330 Aircraft Purchase Agreement, and the A350 XWB Purchase Agreement. In exchange for US Airways’ agreement to enter into these amendments, Airbus advanced US Airways $200 million in consideration of aircraft deliveries under the various related purchase agreements. Under the terms of each of the amendments, US Airways has agreed to maintain a level of unrestricted cash in the same amount required by the Citicorp credit facility. This transaction was treated as a financing transaction for accounting purposes using an effective interest rate commensurate with US Airways’ credit rating. There are no stated interest payments.

(f)	In May 2009, US Airways Group issued $172 million aggregate principal amount of the 7.25% notes for net proceeds of approximately $168 million. The 7.25% notes bear interest at a rate of 7.25% per annum, which shall be payable semi-annually in arrears on each May 15 and November 15. The 7.25% notes mature on May 15, 2014.

Holders may convert their 7.25% notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the 7.25% notes. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of US Airways Group common stock or a combination thereof at the Company’s election. The initial conversion rate for the 7.25% notes is 218.8184 shares of US Airways Group common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $4.57 per share). Such conversion rate is subject to adjustment in certain events.

If the Company undergoes a fundamental change, holders may require the Company to purchase all or a portion of their 7.25% notes for cash at a price equal to 100% of the principal amount of the 7.25% notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. A fundamental change includes a person or group (other than the Company or its subsidiaries) becoming the beneficial owner of more than 50% of the voting power of the Company’s capital stock, certain merger or combination transactions, a substantial turnover of the Company’s directors, stockholder approval of the liquidation or dissolution of the Company and the Company’s common stock ceasing to be listed on at least one national securities exchange.

The 7.25% notes rank equal in right of payment to all of the Company’s other existing and future unsecured senior debt and senior in right of payment to the Company’s debt that is expressly subordinated to the 7.25% notes, if any. The 7.25% notes impose no limit on the amount of debt the Company or its subsidiaries may incur. The 7.25% notes are structurally subordinated to all debt and other liabilities and commitments (including trade payables) of the Company’s subsidiaries. The 7.25% notes are also effectively junior to the Company’s secured debt, if any, to the extent of the value of the assets securing such debt.

As the 7.25% notes can be settled in cash upon conversion, for accounting purposes, the 7.25% notes were bifurcated into a debt component that was initially recorded at fair value and an equity component. The following table details the debt and equity components recognized related to the 7.25% notes (in millions):

	December 31, 2012	December 31, 2011
Principal amount of 7.25% convertible senior notes	$172	$172
Unamortized discount on debt	(41)	(63)
Net carrying amount of 7.25% convertible senior notes	131	109
Additional paid-in capital	96	96

At December 31, 2012, the remaining period over which the unamortized discount will be recognized is 1.4 years.

The following table details interest expense recognized related to the 7.25% notes (in millions):

	Year Ended December 31,
	2012	2011	2010
Contractual coupon interest	$12	$12	$13
Amortization of discount	22	17	12

Total interest expense	$34	$29	$25

At December 31, 2012, the if-converted value of the 7.25% notes exceeded the principal amount by $337 million.

(g)	The industrial development revenue bonds are due April 2023. Interest at 6.30% is payable semiannually on April 1 and October 1. The bonds are subject to optional redemption prior to the maturity date, in whole or in part, on any interest payment date at a redemption price of 100%.

Secured financings are collateralized by assets, primarily aircraft, engines, simulators, rotable aircraft parts, hangar and maintenance facilities and airport take-off and landing slots. At December 31, 2012, the maturities of long-term debt and capital leases are as follows (in millions):

2013	$417
2014	1,916
2015	462
2016	325
2017	334
Thereafter	1,488

$4,942

Certain of the Company’s long-term debt agreements contain significant minimum cash balance requirements and other covenants with which the Company was in compliance at December 31, 2012. Certain of the Company’s long-term debt agreements contain cross-default provisions, which may be triggered by defaults by US Airways or US Airways Group under other agreements relating to indebtedness.

5. Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company files a consolidated federal income tax return with its wholly owned subsidiaries. The Company and its wholly owned subsidiaries allocate tax and tax items, such as net operating losses (“NOLs”) and net tax credits, between members of the group based on their proportion of taxable income and other items. Accordingly, the Company’s tax expense is based on taxable income, taking into consideration allocated tax loss carryforwards/carrybacks and tax credit carryforwards.

At December 31, 2012, the Company had approximately $1.50 billion of gross NOLs to reduce future federal taxable income. To the extent profitable, all of the Company’s NOLs are expected to be available to reduce federal taxable income in the calendar year 2013. The NOLs expire during the years 2025 through 2031. The Company’s net deferred tax assets, which include $1.42 billion of the NOLs, are subject to a full valuation allowance. The Company also had approximately $69 million of tax-effected state NOLs at December 31, 2012. At December 31, 2012, the federal and state valuation allowances were $118 million and $42 million, respectively, which includes $32 million allocated to certain capital loss carryforwards. In accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), utilization of the NOLs will result in a corresponding decrease in the valuation allowance and offset the Company’s tax provision dollar for dollar.

When profitable, the Company is ordinarily subject to Alternative Minimum Tax (“AMT”). However as the result of a special tax election made in 2009, the Company was able to utilize AMT NOLs to fully offset its AMT taxable income for each of the years ended 2012, 2011 and 2010.

For the year ended December 31, 2012, the Company recognized an AMT credit of $2 million resulting from its elections under applicable sections of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. In addition, the Company did not record federal income tax expense and recorded $2 million of state income tax expense related to certain states where NOLs were limited or unavailable to be used.

For the year ended December 31, 2011, the Company recorded a special non-cash tax charge of $21 million in connection with the sale of its final remaining investment in auction rate securities in July 2011. This charge recognized in the statement of operations the tax provision that was recorded in other comprehensive income, a subset of stockholders’ equity, in the fourth quarter of 2009. In addition, the Company recognized an AMT credit of $2 million resulting from its elections under applicable sections of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. The Company did not record any additional federal income tax expense and recorded a nominal amount of state income tax expense related to certain states where NOLs were limited or unavailable to be used.

For the year ended December 31, 2010, the Company did not record federal income tax expense and recorded a nominal amount of state income tax expense related to certain states where NOLs were limited or unavailable to be used.

The components of the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current provision (benefit):
Federal	$(2)	$—	$—
State	2	—	—

Total current	—	—	—
Deferred provision:
Federal	—	19	—
State	—	—	—

Total deferred	—	19	—

Provision for income taxes	$—	$19	$—

Income tax expense differs from amounts computed at the federal statutory income tax rate as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Income tax expense at the federal statutory income tax rate	$223	$32	$176
Book expenses not deductible for tax purposes	18	12	14
State income tax expense, net of federal income tax expense	16	2	12
Change in valuation allowance	(255)	(46)	(202)
AMT benefit	(2)	(2)	—
Allocation to other comprehensive income	—	21	—

Total	$—	$19	$—

Effective tax rate	—%	21.0%	—%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows (in millions):

	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$543	$708
Property, plant and equipment	46	42
Investments	—	3
Financing transactions	28	37
Employee benefits	331	319
Dividend Miles awards	158	132
AMT credit carryforward	21	23
Other deferred tax assets	72	114
Valuation allowance	(160)	(408)

Net deferred tax assets	1,039	970

Deferred tax liabilities:
Depreciation and amortization	858	764
Sale and leaseback transactions and deferred rent	96	106
Leasing transactions	55	62
Long-lived intangibles	25	25
Other deferred tax liabilities	19	27

Total deferred tax liabilities	1,053	984

Net deferred tax liabilities	14	14

Less: current deferred tax liabilities	—	—

Non-current deferred tax liabilities	$14	$14

The reason for significant differences between taxable and pre-tax book income primarily relates to depreciation on fixed assets, employee pension and postretirement benefit costs, employee-related accruals and leasing transactions.

The Company files tax returns in the U.S. federal jurisdiction, and in various states and foreign jurisdictions. All federal and state tax filings for US Airways Group and its subsidiaries for fiscal years through December 31, 2011 have been timely filed. There are currently no federal audits and two state audits in process. The Company’s federal income tax year 2008 was closed by operation of the statute of limitations expiring and there were no extensions filed. The Company files tax returns in 44 states and its major state tax jurisdictions are Arizona, California, Pennsylvania and North Carolina. Tax years up to 2007 for these state tax jurisdictions are closed by operation of the statute of limitations expiring. An extension for one state has been filed.

The Company believes that its income tax filing positions and deductions related to tax periods subject to examination will be sustained upon audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations or cash flow. Therefore, no accruals for uncertain income tax positions have been recorded.

6. Risk Management and Financial Instruments

The Company’s economic prospects are heavily dependent upon two variables it cannot control: the health of the economy and the price of fuel.

Due to the discretionary nature of business and leisure travel spending, airline industry revenues are heavily influenced by the condition of the U.S. economy and economies in other regions of the world. Unfavorable conditions in these broader economies have resulted, and may result in the future, in decreased passenger demand for air travel and changes in booking practices, both of which in turn have had, and may have in the future, a strong negative effect on the Company’s revenues. Similarly, significant uncertainty continues to exist regarding the economic conditions driving passenger demand and whether airlines will have the ability to maintain or increase fares at levels sufficient to absorb high fuel prices.

The Company’s operating results are materially impacted by changes in the availability, price volatility and cost of aircraft fuel, which represents one of the largest single cost items in the Company’s business. Because of the amount of fuel needed to operate the Company’s airline, even a relatively small increase in the price of fuel can have a material adverse aggregate effect on the Company’s costs and liquidity. Jet fuel market prices have fluctuated substantially over the past several years with market spot prices ranging from a low of approximately $1.87 per gallon to a high of approximately $3.38 per gallon during the period from January 1, 2010 to December 31, 2012. The Company has not entered into any transactions to hedge its fuel consumption. As a result, the Company fully realizes the effects of any increase or decrease in fuel prices.

These factors could impact the Company’s results of operations, financial performance and liquidity.

(a) Credit Risk

Investments in Marketable Securities

At December 31, 2012, the Company’s investments in marketable securities consisted of short-term treasury bills.

During 2011, the Company sold its final remaining investments in auction rate securities for cash proceeds of $52 million, resulting in the reversal of $3 million of prior period net unrealized gains from OCI and $2 million of realized losses recorded in other nonoperating expense, net. With this sale, the Company has now liquidated its entire investment in auction rate securities.

During 2010, the Company sold certain investments in auction rate securities for cash proceeds of $145 million, resulting in $53 million of net realized gains recorded in other nonoperating expense, net, of which $52 million represents the reclassification of prior period net unrealized gains from OCI as determined on a specific-identification basis. Additionally, the Company recorded net unrealized losses of $1 million in OCI related to the decline in fair value of certain investments in auction rate securities, which offset previously recognized unrealized gains.

Accounts Receivable

Most of the Company’s receivables relate to tickets sold to individual passengers through the use of major credit cards or to tickets sold by other airlines and used by passengers on US Airways or its regional airline affiliates. These receivables are short-term, mostly being settled within seven days after sale. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts. The Company does not believe it is subject to any significant concentration of credit risk.

(b) Interest Rate Risk

The Company has exposure to market risk associated with changes in interest rates related primarily to its variable rate debt obligations. Interest rates on $2.76 billion principal amount of long-term debt as of December 31, 2012 are subject to adjustment to reflect changes in floating interest rates. The weighted average effective interest rate on the Company’s variable rate debt was 3.40% at December 31, 2012.

The fair value of the Company’s long-term debt and capital lease obligations was approximately $5.02 billion and $4.23 billion at December 31, 2012 and 2011, respectively. The fair values were estimated using quoted market prices where available. For long-term debt not actively traded, fair values were estimated using a discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. If the Company’s long-term debt was measured at fair value, it would have been categorized as Level 2 in the fair value hierarchy.

7. Employee Pension and Benefit Plans

Substantially all of the Company’s employees meeting certain service and other requirements are eligible to participate in various pension, medical, dental, life insurance, disability and survivorship plans.

(a) Defined Benefit and Other Postretirement Benefit Plans

The following table sets forth changes in the fair value of plan assets, benefit obligations and the funded status of the plans and the amounts recognized in the Company’s consolidated balance sheets as of December 31, 2012 and 2011 (in millions).

	Defined Benefit Pension Plans		Other Postretirement Benefits
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
Fair value of plan assets at beginning of period	$39	$40	$—	$—
Actual return on plan assets	5	—	—	—
Employer contributions	1	1	7	8
Plan participants’ contributions	—	—	13	16
Gross benefits paid	(2)	(2)	(20)	(24)

Fair value of plan assets at end of period	43	39	—	—

Benefit obligation at beginning of period	74	61	173	156
Service cost	1	1	3	3
Interest cost	3	3	7	8
Plan participants’ contributions	—	—	13	16
Actuarial loss	4	11	8	14
Gross benefits paid	(2)	(2)	(20)	(24)

Benefit obligation at end of period	80	74	184	173

Funded status of the plan	$(37)	$(35)	$(184)	$(173)

Liability recognized in the consolidated balance sheet	$(37)	$(35)	$(184)	$(173)

Net actuarial gain (loss) recognized in accumulated other comprehensive income	$(20)	$(21)	$13	$23

The Company maintains two defined benefit pension plans sponsored by Piedmont. Piedmont closed one plan to new participants in 2002 and froze the accrued benefits for the other plan for all participants in 2003. The aggregate accumulated benefit obligations, projected benefit obligations and fair value of plan assets were $74 million, $80 million and $43 million as of December 31, 2012 and $68 million, $74 million and $39 million as of December 31, 2011, respectively.

The following table presents the weighted average assumptions used to determine benefit obligations:

	Defined Benefit Pension Plans		Other Postretirement Benefits
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
Discount rate	4%	4.25%	3.53%	4.13%
Rate of compensation increase	4%	4%	—	—

As of December 31, 2012 and 2011, the Company discounted its pension obligations based on the current rates earned on high quality Aa rated long-term bonds.

The Company assumed discount rates for measuring its other postretirement benefit obligations, based on a hypothetical portfolio of high quality corporate bonds denominated in U.S. currency (Aa rated, non-callable or callable with make-whole provisions), for which the timing and cash outflows approximate the estimated benefit payments of the other postretirement benefit plans.

As of December 31, 2012, the assumed health care cost trend rates were 8% in 2013 and 7.5% in 2014, decreasing to 5% in 2019 and thereafter. As of December 31, 2011, the assumed health care cost trend rates were 8.5% in 2012 and 8% in 2013, decreasing to 5% in 2019 and thereafter. The assumed health care cost trend rates could have a significant effect on amounts reported for retiree health care plans. A one-percentage point change in the health care cost trend rates would have the following effects on other postretirement benefits as of December 31, 2012 (in millions):

	1% Increase	1% Decrease
Effect on total service and interest costs	$1	$(1)
Effect on postretirement benefit obligation	17	(13)

Weighted average assumptions used to determine net periodic benefit cost were as follows:

	Defined Benefit Pension Plans			Other Postretirement Benefits
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Discount rate	4.25%	5.25%	5.5%	4.13%	4.93%	5.51%
Expected return on plan assets	7%	7.5%	7.5%	—	—	—
Rate of compensation increase	4%	4%	4%	—	—	—

Components of the net and total periodic cost for pension and other postretirement benefits are as follows (in millions):

	Defined Benefit Pension Plans			Other Postretirement Benefits
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Service cost	$1	$1	$1	$3	$3	$3
Interest cost	3	3	3	7	8	8
Expected return on plan assets	(2)	(3)	(3)	—	—	—
Amortization of actuarial loss (gain) (1)	1	—	—	(1)	(3)	(4)

Total periodic costs	$3	$1	$1	$9	$8	$7

(1)	The estimated net actuarial loss for defined benefit and other postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2013 is $1 million.

In 2013, the Company expects to contribute $13 million to its other postretirement plans and less than $1 million to its defined benefit plans. The following benefits, which reflect expected future service, as appropriate, are expected to be paid from the defined benefit and other postretirement plans (in millions):

	Defined Benefit Pension Plans	Other Postretirement Benefits before Medicare Subsidy	Medicare Subsidy
2013	$2	$13	$—
2014	2	13	—
2015	3	12	—
2016	3	12	—
2017	3	13	—
2018 to 2022	18	67	(2)

The Company assumed that its pension plans’ assets would generate a long-term rate of return of 7% at December 31, 2012. The expected long-term rate of return assumption was developed by evaluating input from the plans’ investment consultants, including their review of asset class return expectations and long-term inflation assumptions.

The Company’s overall investment strategy is to achieve long-term investment growth. The Company’s targeted asset allocation as of December 31, 2012 was approximately 65% equity securities and 35% fixed-income securities. Equity securities primarily include mutual funds invested in large-cap, mid-cap and small-cap U.S. and international companies. Fixed-income securities primarily include mutual funds invested in U.S. treasuries and corporate bonds. The Company believes that its long-term asset allocation on average will approximate the targeted allocation. The Company regularly reviews its actual asset allocation and periodically rebalances its investments to its targeted allocation when considered appropriate.

The fair value of pension plan assets by asset category is as follows (in millions):

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2012
Mutual funds	$43	$43	$—	$—
At December 31, 2011
Mutual funds	$39	$39	$—	$—

As of December 31, 2012, the plan’s mutual funds were invested 45% in equity securities of large-cap, mid-cap and small-cap U.S. companies, 35% in U.S. treasuries and corporate bonds and 20% in equity securities of international companies.

As of December 31, 2011, the plan’s mutual funds were invested 53% in equity securities of large-cap, mid-cap and small cap U.S. companies, 35% in U.S. treasuries and corporate bonds and 12% in equity securities of international companies.

The mutual fund shares are classified as Level 1 instruments and valued at quoted prices in an active market exchange, which represents the net asset value of shares held by the pension plan.

(b) Defined Contribution and Multiemployer Plans

The Company sponsors several defined contribution plans which cover a majority of its employee groups. The Company makes contributions to these plans based on the individual plan provisions, including an employer non-discretionary contribution and an employer match. These contributions are generally made based upon eligibility, eligible earnings and employee group. Expenses related to these plans were $80 million, $79 million and $81 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Pursuant to the Company’s collective bargaining agreements with the International Association of Machinists & Aerospace Workers (“IAM”), the Company makes contributions for eligible employees to the IAM National Pension Fund, Employer Identification No. 51-6031295 and Plan No. 002 (the “IAM Pension Fund”). The IAM Pension Fund reported that its Pension Protection Act of 2006 certification filed in March 2012 with the IRS shows that it qualified for Green Zone Status, as it was at least 80% funded. Expenses related to contributions to this plan were $24 million, $24 million and $21 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company’s contributions for the year ended December 31, 2011, the most recent period for which annual IAM Pension Fund information was available, represented approximately 7% of total employer plan contributions. The Company’s collective bargaining agreements with the IAM became amendable on December 31, 2011.

(c) Postemployment Benefits

The Company provides certain postemployment benefits to its employees. These benefits include disability-related and workers’ compensation benefits for certain employees. The Company accrues for the cost of such benefit expenses once an appropriate triggering event has occurred.

(d) Profit Sharing Plans

Most non-executive employees of US Airways are eligible to participate in a profit sharing plan. Awards are paid as a lump sum after the end of each fiscal year. The Company recorded $61 million, $12 million and $47 million for profit sharing in 2012, 2011 and 2010, respectively, which is recorded in salaries and related costs on the consolidated statement of operations and included in accrued compensation and vacation on the consolidated balance sheet.

8. Commitments and Contingencies

(a) Aircraft and Engine Purchase Commitments

US Airways has definitive purchase agreements with Airbus for the acquisition of 134 aircraft, including 97 single-aisle A320 family aircraft and 37 widebody aircraft (comprised of 22 A350 XWB aircraft and 15 A330-200 aircraft). Since 2008, when deliveries commenced under the purchase agreements, US Airways has taken delivery of 58 aircraft through December 31, 2012, which includes four A320 aircraft, 47 A321 aircraft and seven A330-200 aircraft. US Airways plans to take delivery of 16 A321 aircraft in 2013, with the remaining 30 A320 family aircraft scheduled to be delivered between 2014 and 2015. In addition, US Airways plans to take delivery of five A330-200 aircraft in 2013, with the remaining three A330-200 aircraft scheduled to be delivered in 2014. Deliveries of the 22 A350 XWB aircraft are scheduled to begin in 2017 and extend through 2019.

US Airways has agreements for the purchase of eight new IAE V2500-A5 spare engines scheduled for delivery through 2014 for use on the A320 family fleet, three new Trent 700 spare engines scheduled for delivery through 2013 for use on the A330-200 fleet and three new Trent XWB spare engines scheduled for delivery in 2017 through 2019 for use on the A350 XWB aircraft. US Airways has taken delivery of two of the Trent 700 spare engines and four of the V2500-A5 spare engines through December 31, 2012.

Under all of the Company’s aircraft and engine purchase agreements, the Company’s total future commitments as of December 31, 2012 are expected to be approximately $4.92 billion through 2019 as follows: $1.27 billion in 2013, $1.02 billion in 2014, $448 million in 2015, $107 million in 2016, $817 million in 2017 and $1.26 billion thereafter, which includes predelivery deposits and payments. The Company has financing commitments for all future Airbus aircraft deliveries except for four aircraft scheduled for delivery after November 2013.

(b) Leases

The Company leases certain aircraft, engines and ground equipment, in addition to the majority of its ground facilities and terminal space. As of December 31, 2012, the Company had 281 aircraft under operating leases, with remaining terms ranging from two months to approximately 11 years. Airports are utilized for flight operations under lease arrangements with the municipalities or agencies owning or controlling such airports. Substantially all leases provide that the lessee must pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property. Some leases also include renewal and purchase options.

As of December 31, 2012, obligations under noncancellable operating leases for future minimum lease payments were as follows (in millions):

2013	$916
2014	780
2015	670
2016	610
2017	568
Thereafter	1,795

Total minimum lease payments	$5,339

For the years ended December 31, 2012, 2011 and 2010, rental expense under operating leases was $1.22 billion, $1.24 billion and $1.26 billion, respectively.

(c) Off-balance Sheet Arrangements

US Airways has 46 owned aircraft, 114 leased aircraft and three leased engines, which were financed with pass through trust certificates, or EETCs, issued by pass through trusts. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of flight equipment. Rather than finance each aircraft separately when such aircraft is purchased, delivered or refinanced, these trusts allowed US Airways to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase, delivery or refinancing of the relevant aircraft. The trusts were also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financing to US Airways.

Each trust covered a set amount of aircraft scheduled to be delivered or refinanced within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at US Airways’ election, in connection with a mortgage financing of the aircraft or by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to US Airways. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor are they guaranteed by, the Company or US Airways. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of US Airways. As of December 31, 2012, $1.60 billion associated with these mortgage financings is reflected as debt in the accompanying consolidated balance sheet.

With respect to leveraged leases, US Airways evaluated whether the leases had characteristics of a variable interest entity. US Airways concluded the leasing entities met the criteria for variable interest entities. US Airways generally is not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates US Airways to absorb decreases in value or entitles US Airways to participate in increases in the value of the aircraft. US Airways does not provide residual value guarantees to the bondholders or equity participants in the trusts. Each lease does have a fixed price purchase option that allows US Airways to purchase the aircraft near the end of the lease term. However, the option price approximates an estimate of the aircraft’s fair value at the option date. Under this feature, US Airways does not participate in any increases in the value of the aircraft. US Airways concluded it was not the primary beneficiary under these arrangements. Therefore, US Airways accounts for its EETC leveraged lease financings as operating leases. US Airways’ total future obligations under these leveraged lease financings are $2.35 billion as of December 31, 2012, which are included in the future minimum lease payments table in (b) above.

(d) Regional Jet Capacity Purchase Agreements

US Airways has entered into capacity purchase agreements with certain regional jet operators. The capacity purchase agreements provide that all revenues, including passenger, mail and freight revenues, go to US Airways. In return, US Airways agrees to pay predetermined fees to these airlines for operating an agreed-upon number of aircraft, without regard to the number of passengers on board. In addition, these agreements provide that certain variable costs, such as airport landing fees and passenger liability insurance, will be reimbursed 100% by US Airways. US Airways controls marketing, scheduling, ticketing, pricing and seat inventories. The regional jet capacity purchase agreements have expirations from 2014 to 2020. The future minimum noncancellable commitments under the regional jet capacity purchase agreements are $1.07 billion in 2013, $985 million in 2014, $844 million in 2015, $523 million in 2016, $382 million in 2017 and $353 million thereafter. These commitments are estimates of costs based on assumed minimum levels of flying under the capacity purchase agreements and the Company’s actual payments could differ materially. These commitments include the portion of the Company’s future obligations related to aircraft deemed to be leased of approximately $295 million in 2013, $289 million in 2014, $248 million in 2015, $143 million in 2016, $109 million in 2017 and $118 million thereafter.

(e) Legal Proceedings

The Company is party to an arbitration proceeding relating to a grievance brought by its pilots union to the effect that, retroactive to January 1, 2010, this work group was entitled to a significant increase in wages by operation of the applicable collective bargaining agreement. The arbitrator has issued two decisions in the Company’s favor, and a subsequent meeting requested by the union has been held with the arbitrator to address those decisions. The Company believes that the union’s position is without merit and that the possibility of an adverse outcome is remote.

On April 21, 2011, US Airways filed an antitrust lawsuit against Sabre Holdings Corporation, Sabre Inc. and Sabre Travel International Limited (collectively, “Sabre”) in Federal District Court for the Southern District of New York. The lawsuit alleges, among other things, that Sabre has engaged in anticompetitive practices that illegally restrain US Airways’ ability to distribute its products to its customers. The lawsuit also alleges that these actions have prevented US Airways from employing new competing technologies and have allowed Sabre to continue to charge US Airways supracompetitive fees. The lawsuit seeks both injunctive relief and money damages. Sabre filed a motion to dismiss the case, which the court denied in part and granted in part in September 2011, allowing two of the four counts in the complaint to proceed. On January 18, 2013, Sabre filed a motion for leave to file a counterclaim, alleging that US Airways and other airlines conspired among themselves and with a third-party technology firm to boycott Sabre and other global distribution systems. If permitted to proceed, Sabre would be seeking monetary damages and injunctive relief. The Company intends to pursue its claims against Sabre vigorously and to vigorously defend any claims Sabre is permitted to file against the Company, but there can be no assurance of the outcome of this litigation.

The Company and/or its subsidiaries are defendants in various other pending lawsuits and proceedings, and from time to time are subject to other claims arising in the normal course of its business, many of which are covered in whole or in part by insurance. The outcome of those matters cannot be predicted with certainty at this time, but the Company, having consulted with outside counsel, believes that the ultimate disposition of these contingencies will not materially affect its consolidated financial position or results of operations.

(f) Guarantees and Indemnifications

US Airways guarantees the payment of principal and interest on certain special facility revenue bonds issued by municipalities to build or improve certain airport and maintenance facilities which are leased to US Airways. Under such leases, US Airways is required to make rental payments through 2023, sufficient to pay maturing principal and interest payments on the related bonds. As of December 31, 2012, the remaining lease payments guaranteeing the principal and interest on these bonds are $104 million, of which $25 million of these obligations are reflected as debt in the accompanying consolidated balance sheet.

US Airways assigned to Delta a lease agreement with the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. A portion of the rental payments under the lease are used to repay special revenue bonds issued by the Port Authority. The revenue bonds have a final scheduled maturity in 2015 and had an outstanding principal amount of approximately $62 million at December 31, 2012. Pursuant to the terms of the lease assignment, US Airways remains contingently liable for Delta’s obligations, as assignee, under the lease agreement in the event Delta fails to perform such obligations including, without limitation, the payment of all rentals and other amounts due under the lease agreement. US Airways has the right to cure any failure by Delta to perform its obligations under the lease agreement and, in addition, US Airways has the right to reoccupy the terminal if it so chooses to cure any such default.

The Company enters into real estate leases in substantially all cities that it serves. It is common in such commercial lease transactions for the Company as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to the use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. With respect to certain special facility bonds, the Company agreed to indemnify the municipalities for any claims arising out of the issuance and sale of the bonds and use or occupancy of the concourses financed by these bonds. Additionally, the Company typically indemnifies such parties for any environmental liability that arises out of or relates to its use or occupancy of the leased premises.

The Company is the lessee under many aircraft financing agreements (including leveraged lease financings of aircraft under pass through trusts). It is common in such transactions for the Company as the lessee to agree to indemnify the lessor and other related third parties for the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft, and for tort liabilities that arise out of or relate to the Company’s use or occupancy of the leased asset. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. In aircraft financing agreements structured as leveraged leases, the Company typically indemnifies the lessor with respect to adverse changes in U.S. tax laws.

9. Supplemental Cash Flow Information

Supplemental disclosure of cash flow information and non-cash investing and financing activities are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Non-cash transactions:
Interest payable converted to debt	$19	$31	$40
Note payables issued for aircraft purchases	52	—	118
Net unrealized loss on available-for-sale securities	—	—	1
Prepayment applied to equipment purchase deposits	—	—	(38)
Deposit applied to principal repayment on debt	—	—	(31)
Cash transactions:
Interest paid, net of amounts capitalized	227	209	225
Income taxes paid	2	1	1

10. Operating Segments and Related Disclosures

The Company is managed as a single business unit that provides air transportation for passengers and cargo. This allows it to benefit from an integrated revenue pricing and route network that includes US Airways, Piedmont, PSA and third-party carriers that fly under capacity purchase or prorate agreements as part of the Company’s express operations. The flight equipment of all these carriers is combined to form one fleet that is deployed through a single route scheduling system. When making resource allocation decisions, the chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. The objective in making resource allocation decisions is to maximize consolidated financial results, not the individual results of US Airways, Piedmont and PSA.

Information concerning operating revenues in principal geographic areas is as follows (in millions):

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
United States	$10,349	$9,709	$9,158
Foreign	3,482	3,346	2,750

Total	$13,831	$13,055	$11,908

The Company attributes operating revenues by geographic region based upon the origin and destination of each ticket. The Company’s tangible assets consist primarily of flight equipment, which are mobile across geographic markets and, therefore, have not been allocated.

11. Stockholders’ Equity

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of common shareholders, except that voting rights of non-U.S. citizens are limited to the extent that the shares of common stock held by such non-U.S. persons would otherwise be entitled to more than 24.9% of the aggregate votes of all outstanding equity securities of US Airways Group. Holders of common stock have no right to cumulate their votes. Holders of common stock participate equally as to any dividends or distributions on the common stock.

12. Stock-based Compensation

In June 2011, the stockholders of the Company approved the 2011 Incentive Award Plan (the “2011 Plan”). The 2011 Plan replaces and supersedes the 2008 Equity Incentive Plan (the “2008 Plan”). No additional awards will be made under the 2008 Plan. Awards may be in the form of an option, restricted stock award, restricted stock unit award, performance award, dividend equivalents award, deferred stock award, deferred stock unit award, stock payment award or stock appreciation right.

The 2011 Plan authorizes the grant of awards for the issuance of 15,157,626 shares plus any shares that are forfeited or lapse unexercised from the 2008 Plan and the 2005 Equity Incentive Plan (collectively “Prior Plans”) after June 10, 2011. Further, no more than 12,500,000 shares plus any full value shares that are forfeited from the Prior Plans may be granted as full value awards. A full value award is any award other than an option, stock appreciation right or award for which the intrinsic value is paid upon exercise. Cash-settled awards do not reduce the number of shares available for issuance under the 2011 Plan. Shares underlying stock awards granted under the 2011 Plan that are forfeited or expire without the shares being issued are again available to be issued under the 2011 Plan. Any shares (i) tendered by a participant or withheld by the Company for payment of the exercise price under an option (ii) tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award and (iii) subject to a stock appreciation right that are not issued upon exercise will not be available for future grants of awards under the 2011 Plan. In addition, the cash proceeds from option exercises will not be used to repurchase shares on the open market for reuse under the 2011 Plan.

The Company’s net income for the years ended December 31, 2012, 2011 and 2010 included $51 million, $5 million and $31 million, respectively, of stock-based compensation costs. Stock-based compensation costs related to stock-settled awards were $12 million, $8 million and $13 million in 2012, 2011 and 2010, respectively. Stock-based compensation costs related to cash-settled awards were an expense of $39 million in 2012, a credit of $3 million in 2011 and an expense of $18 million in 2010.

Restricted Stock Unit Awards — As of December 31, 2012, the Company has outstanding restricted stock unit awards with service conditions and a three-year vesting period. The grant-date fair value of restricted stock unit awards is equal to the market price of the underlying shares of common stock on the date of grant and is expensed on a straight-line basis over the vesting period for the entire award. Stock-settled restricted stock unit awards (“RSUs”) are classified as equity awards as the vesting results in the issuance of shares of the Company’s common stock. Cash-settled restricted stock unit awards (“CRSUs”) are classified as liability awards as the vesting results in payment of cash by the Company.

RSU award activity for all plans for the years ending December 31, 2012, 2011 and 2010 is as follows (shares in thousands):

	Number of Shares	Weighted Average Grant- Date Fair Value
Nonvested balance at December 31, 2009	463	$11.22
Granted	84	9.14
Vested and released	(303)	15.35
Forfeited	(1)	11.37

Nonvested balance at December 31, 2010	243	$7.99
Granted	601	7.99
Vested and released	(188)	8.40
Forfeited	(1)	8.84

Nonvested balance at December 31, 2011	655	$7.88
Granted	1,827	7.64
Vested and released	(243)	7.63
Forfeited	(8)	7.62

Nonvested balance at December 31, 2012	2,231	$7.71

As of December 31, 2012, there were $13 million of total unrecognized compensation costs related to RSUs. These costs are expected to be recognized over a weighted average period of 1.2 years. The total fair value of RSUs vested during each of 2012, 2011 and 2010 was $2 million, respectively.

CRSU award activity for all plans for the years ending December 31, 2012 and 2011 is as follows (shares in thousands):

	Number of Shares	Weighted Average Fair Value
Nonvested balance at December 31, 2010	—	$—
Granted	1,039	8.14
Vested and released	—	—
Forfeited	(39)	7.42

Nonvested balance at December 31, 2011	1,000	$5.07
Granted	2	7.62
Vested and released	(324)	9.34
Forfeited	(35)	5.96

Nonvested balance at December 31, 2012	643	$13.50

As of December 31, 2012, the liability related to CRSUs was $3 million, which will continue to be remeasured at fair value at each reporting date until all awards are vested. As of December 31, 2012, the total unrecognized compensation expense for CRSUs was $6 million and is expected to be recognized over a weighted average period of 0.8 years. The total cash paid for CRSUs vested during 2012 was $3 million.

Stock Options and Stock Appreciation Rights — Stock options and stock appreciation rights are granted with an exercise price equal to the underlying common stock’s fair value at the date of each grant. Stock options and stock appreciation rights have service conditions, become exercisable over a three-year vesting period and expire if unexercised at the end of their term, which ranges from seven to 10 years. Stock options and stock-settled stock appreciation rights (“SARs”) are classified as equity awards as the exercise results in the issuance of shares of the Company’s common stock. Cash-settled stock appreciation rights (“CSARs”) are classified as liability awards as the exercise results in payment of cash by the Company.

Stock option and SAR award activity for all plans for the years ending December 31, 2012, 2011 and 2010 is as follows (stock options and SARs in thousands):

	Stock Options and SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In millions)
Balance at December 31, 2009	10,858	$14.44
Granted	562	7.77
Exercised	(1,002)	5.73
Forfeited	(51)	7.12
Expired	(410)	34.32

Balance at December 31, 2010	9,957	$14.09
Granted	986	7.92
Exercised	(128)	7.47
Forfeited	(27)	7.44
Expired	(254)	23.26

Balance at December 31, 2011	10,534	$13.38
Granted	3,138	7.68
Exercised	(283)	6.78
Forfeited	(20)	7.98
Expired	(300)	15.95

Balance at December 31, 2012	13,069	$12.11	4.3	$71.7
Vested or expected to vest at December 31, 2012	12,952	$12.15	4.3	$71.0
Exercisable at December 31, 2012	9,108	$14.01	3.5	$48.8

CSAR award activity for all plans for the years ending December 31, 2012, 2011 and 2010 is as follows (CSARs in thousands):

	CSARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (In millions)
Balance at December 31, 2009	4,413	$3.10
Granted	1,865	7.42
Exercised	(1,028)	3.10
Forfeited	(196)	4.15
Expired	—	—

Balance at December 31, 2010	5,054	$4.65
Granted	1,484	8.14
Exercised	(395)	3.44
Forfeited	(219)	5.47
Expired	(8)	7.42

Balance at December 31, 2011	5,916	$5.58
Granted	4	7.62
Exercised	(569)	4.29
Forfeited	(113)	6.26
Expired	—	—

Balance at December 31, 2012	5,238	$5.70	4.1	$40.8
Vested or expected to vest at December 31, 2012	5,229	$5.70	4.1	$40.8
Exercisable at December 31, 2012	3,762	$4.85	3.7	$32.5

The fair value of stock options and stock appreciation rights is determined at the grant date using a Black-Scholes option pricing model, which requires several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the award at the time of grant. The dividend yield is assumed to be zero as the Company does not pay dividends and has no current plans to do so in the future. The volatility is based on the historical volatility of the Company’s common stock over a time period equal to the expected term of the award. The expected term of the award is based on the historical experience of the Company. Stock options and stock appreciation rights are expensed on a straight-line basis over the vesting period for the entire award.

The per share weighted-average grant-date fair value of stock appreciation rights granted and the weighted-average assumptions used for the years ended December 31, 2012, 2011 and 2010 were as follows:

	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Weighted average fair value	$4.59	$5.65	$4.93
Risk free interest rate	0.6%	1.6%	2.4%
Expected dividend yield	—	—	—
Expected term	3.5 years	4.0 years	5.0 years
Volatility	89%	102%	81%

As of December 31, 2012, there were $13 million of total unrecognized compensation costs related to SARs. These costs are expected to be recognized over a weighted average period of 1.1 years. The total intrinsic value of stock options and SARs exercised during the years ended December 31, 2012, 2011 and 2010 was $1 million, $0.2 million and $5 million, respectively.

As of December 31, 2012, the weighted average fair value of outstanding CSARs was $8.73 per share and the related liability was $40 million. These CSARs will continue to be remeasured at fair value at each reporting date until all awards are settled. As of December 31, 2012, the total unrecognized compensation expense for CSARs was $5 million and is expected to be recognized over a weighted average period of 0.6 years. Total cash paid for CSARs exercised during the years ended December 31, 2012, 2011 and 2010 was $4 million, $2 million and $6 million, respectively.

Agreements with the Pilot Union — As of December 31, 2012, there were 0.3 million pilot stock options outstanding pursuant to a letter of agreement with US Airways’ pilot union. These stock options had an exercise price of $12.50 and expired on January 31, 2013 if unexercised.

13. Valuation and Qualifying Accounts (in millions)

Description	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Allowance for doubtful receivables:
Year ended December 31, 2012	$8	$1	$2	$7

Year ended December 31, 2011	$9	$1	$2	$8

Year ended December 31, 2010	$8	$4	$3	$9

Allowance for inventory obsolescence:
Year ended December 31, 2012	$85	$16	$5	$96

Year ended December 31, 2011	$80	$20	$15	$85

Year ended December 31, 2010	$63	$21	$4	$80

Valuation allowance on deferred tax asset, net:
Year ended December 31, 2012	$408	$—	$248	$160

Year ended December 31, 2011	$430	$—	$22	$408

Year ended December 31, 2010	$623	$—	$193	$430

14. Slot Transaction

In May 2011, US Airways Group and US Airways entered into an Amended and Restated Mutual Asset Purchase and Sale Agreement (the “Mutual APA”) with Delta. The Mutual APA amended and restated the Mutual Asset Purchase and Sale Agreement dated August 11, 2009 by and among the parties. Pursuant to the Mutual APA, Delta agreed to acquire 132 slot pairs at LaGuardia from US Airways and US Airways agreed to acquire from Delta 42 slot pairs at Washington National and the rights to operate additional daily service to Sao Paulo, Brazil in 2015, and Delta agreed to pay US Airways $66.5 million in cash. One slot equals one take-off or landing, and each pair of slots equals one round-trip flight. The Mutual APA was structured as two simultaneous asset sales.

On October 11, 2011, the U.S. Department of Transportation (“DOT”) and the Federal Aviation Administration each granted their approval to the transaction. The DOT’s approval was conditioned on the divestiture of 16 slot pairs at LaGuardia and eight slot pairs at Washington National to airlines with limited or no service at those airports as well as the full cooperation of US Airways and Delta to enable the startup of the operations by the airlines purchasing the divested slots. Additionally, to allow the airlines who purchased the divested slots to establish competitive service, the DOT prohibited US Airways and Delta from operating any of the newly acquired slots during the first 90 days after the closing date of the sale of the divested slots and from operating more than 50 percent of the total number of slots between the 91st day and 210th day following the closing date of the sale of the divested slots.

In December 2011, the slot divestitures described above were completed by Delta and on December 13, 2011, the transaction closed and ownership of the respective slots was transferred between the airlines. Accordingly as of December 31, 2011, the Company’s balance sheet reflected the transfer of the LaGuardia slots to Delta and the receipt of the Washington National slots, which were included within other intangible assets on the accompanying consolidated balance sheet. The newly acquired Washington National slots serve as collateral under the Company’s Citicorp credit facility. See Note 4(a) for discussion on the Citicorp credit facility.

The fair value of the LaGuardia slots transferred to Delta in exchange for the Washington National slots and related cash payment was $223 million, which resulted in a gain. Due to the DOT restrictions preventing operating use of the LaGuardia slots acquired by Delta, the gain was fully deferred as of December 31, 2011 and was included within other current liabilities on the accompanying consolidated balance sheet. The gain on the transaction was recognized as the DOT restrictions lapsed in 2012. The Company recognized $73 million of the gain in the first quarter of 2012 and the remaining gain, which approximated $69 million, in the third quarter of 2012. The $142 million gain is classified as a special credit and is included within other nonoperating expense, net on the accompanying consolidated statement of operations.

15. Selected Quarterly Financial Information (Unaudited)

Summarized quarterly financial information for 2012 and 2011 is as follows (in millions, except share and per share amounts):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2012
Operating revenues	$3,266	$3,754	$3,533	$3,278
Operating expenses	3,207	3,350	3,265	3,153
Operating income	59	404	268	125
Nonoperating expense, net	(11)	(98)	(22)	(89)
Income tax provision (benefit)	—	—	1	(1)
Net income	48	306	245	37
Earnings per common share:
Basic	$0.30	$1.89	$1.51	$0.23
Diluted	$0.28	$1.54	$1.24	$0.22
Shares used for computation (in thousands):
Basic	162,130	162,310	162,418	162,467
Diluted	201,814	203,981	204,603	205,115
2011
Operating revenues	$2,961	$3,503	$3,436	$3,155
Operating expenses	3,000	3,326	3,256	3,047
Operating income (loss)	(39)	177	180	108
Nonoperating expense, net	(75)	(85)	(83)	(92)
Income tax provision (benefit)	—	—	21	(2)
Net income (loss)	(114)	92	76	18
Earnings (loss) per common share:
Basic	$(0.71)	$0.57	$0.47	$0.11
Diluted	$(0.71)	$0.49	$0.41	$0.11
Shares used for computation (in thousands):
Basic	161,890	162,016	162,090	162,115
Diluted	161,890	202,106	201,278	163,222

The Company’s 2012 and 2011 fourth quarter results were impacted by recognition of the following net special items:

Fourth quarter 2012 operating expenses included $9 million of charges primarily related to corporate transaction and auction rate securities arbitration costs.

Fourth quarter 2011 operating expenses included $2 million of charges related to auction rate securities arbitration costs and $1 million in express other special charges.

16. Subsequent Events

In January 2013, US Airways was awarded $30 million in compensatory damages by a Financial Industry Regulation Authority (“FINRA”) arbitration panel related to losses previously realized on investments in auction rate securities. US Airways has filed an action in federal court in Phoenix to confirm the award. Accordingly, the award will be recognized upon receipt as a nonoperating special credit.

On February 14, 2013, US Airways Group announced its intention to merge with AMR Corporation (“AMR”), the parent company of American Airlines, Inc. Under the terms of the merger agreement, US Airways Group will become a wholly owned subsidiary of AMR and the merged company will be operated under the single brand name of American Airlines. The merger is to be effected pursuant to a plan of reorganization in AMR’s currently pending cases under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The merger is conditioned on the approval by the U.S. Bankruptcy Court, regulatory approvals, approval by US Airways Group shareholders, other customary closing conditions, and confirmation and consummation of the plan of reorganization.